December 1, 2005

Strictly Private and Confidential

Ingrid E. Zerbe
714 Main Road
Hudson (Quebec) J0P 1H0

Dear Mrs. Zerbe:

We are pleased to offer you employment with Intelgenx Corp. (the "Company") on the terms set out below:

Position

You will be employed as Director, Finance and Administration, reporting to the Chief Financial Officer of the company.

At the discretion of Dr. Zerbe or his designate, you may hereafter be employed by the Company in a position other than as Director, Finance and Administration.

Commencement Date

Your employment will commence on December 1, 2005.

Transitional Period

You will initially be employed on a part-time basis (the "Transitional Period"). Depending upon the financial situation of the Company, the transitional period will end on March 31, 2006, at which time the part-time employment will be converted into a full-time employment.

Hours

The regular working day is from 8:30 am to 4:30 p.m. with forty-five minutes for lunch although we are flexible in this area to accommodate personal preferences, subject to it not interfering with the completion of duties and responsibilities.

Salary

During the transitional period, you will be paid an hourly rate of $50.00. Upon commencement of the full-time employment, you will be paid a gross annual salary of $60,000. Salaries are paid bi-weekly, in arrears and reviewed annually with effect from January 1 of each year. In addition, you will be eligible to participate in the Employee Share Option Plan (ESOP) that the Company will put in place.

Health and Dental Benefits

Upon the commencement of your employment, you will participate in the Company's major medical, dental, and life insurance plans generally available to its employees from time to time. A written summary of the benefit plans that are presently offered will be provided.

Vacation

Upon satisfactory completion of the Transitional Period, you will be entitled to four weeks of vacation in the vacation year extending from May 1 to April 30.

Confidentiality

All employees are required to sign a Confidentiality Agreement, two copies of which are enclosed herewith. One should be signed and returned to the Company, the other copy should be retained by you. The terms of the Confidentiality Agreement are part of the terms and conditions of your employment.

Intellectual Property

Any and all inventions and improvements thereon, processes, information and/or data which the Recipient may make, conceive and/or compile during his employment, whether alone or in concert with others, relating or in any way pertaining to, or connected with any of the matters which have been, are or may become, during his employment, the subject of the business, investigations and/or research and development program of the Corporation or in which the Corporation has been, is or may become interested during his employment (collectively, the "Inventions"), shall be the sole and exclusive property of the Corporation. The Recipient hereby assigns to the Corporation, without any limitation whatsoever, any and all right, title and interest in and to the Inventions. Further, the Recipient hereby waives, without any limitation whatsoever, to the benefit of the Corporation, its successors, assigns and licensees any moral rights which he may have with respect to the Inventions for the term of such right. The Recipient will, whenever requested to do so by the Corporation, either during or after the termination of his employment, for any reason whatsoever, execute any and all applications, assignments and other instruments which the Corporation shall deem necessary in order to apply for and obtain letters patent of Canada and/or foreign countries for such Inventions and in order to assign and convey to the Corporation the sole and exclusive right, title and interest in and to such Inventions, applications and patents.

The Recipient shall promptly inform and disclose to the Corporation all inventions, improvements, processes, applications, data and/or other information made, conceived and/or compiled by him/her during the Term.

Termination by the Company with Notice

The Company may terminate your employment without cause upon the giving of three weeks' written notice per completed year of service, to a maximum of twelve months written notice (the "Notice Period") to you. Notwithstanding the foregoing, the Company may terminate your employment immediately upon continuing to pay to you an amount equivalent to your regular salary until the earlier of (i) the date you commence alternate employment or otherwise mitigate and (ii) the expiry of the Notice Period. In all cases, the Company will comply with the minimum standards required by An Act Respecting Labour Standards (Quebec) and will continue to make the benefit plan contributions necessary to maintain your participation for the minimum period prescribed by law in all benefit plans provided to you by the Company immediately prior to the termination of your employment.

In the event that you commence alternate employment or otherwise mitigate, upon receipt of notification from you, the Company will pay to you 50% of the outstanding amount owed from the date of receipt of such notification until the expiry of the Notice Period, in a lump sum payment. It is a term of payment of any amounts under this section that you advise the Company when you find alternate employment or otherwise mitigate.

Immediate Termination with Cause

The Company may, notwithstanding any other provisions of this Agreement, terminate your employment at any time with cause and without any notice or payment of salary or benefit plan contributions in lieu of notice.

Entire Agreement

This Agreement and the Confidentiality Agreement set out the entire agreement between you and the Company with respect to your employment and cancel and supersede any prior understandings and agreements between you and the Company with respect to your employment. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between you and the Company other than as expressly set forth in this Agreement.

Length of Service

The Company is not required to take into account, for any purpose, any prior service provided to an employer other than Intelgenx.

Deductions

All payments made to you under this Agreement are subject to applicable statutory and other deductions.

If you agree with the above, please sign both copies of this letter and return one copy to the Company.

We are delighted that you will be joining the Company and look forward to working with you.

Yours very truly,

INTELGENX CORP.

Attachments:
 Confidentiality Agreement (in duplicate)
 Benefit Plans

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I have read, understand, and hereby voluntarily accept the foregoing terms of employment.

Dated this 01 day of December 2005